EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2021 RESULTS

•Fourth Quarter Revenues Increased 1% to $1.29 Billion, Exceeding Expectations with Positive Growth in Asia and Europe
•Global Digital Commerce Sales Accelerated to 52% Driven by All Regions in the Fourth Quarter, Ending the Fiscal Year with Digital Operating Margins Accretive to Each Geography
•Stronger than Expected Fourth Quarter Gross and Operating Margins Driven by a 30% Increase in Average Unit Retail and Continued Expense Reductions
•Final Stage of Fiscal 2021 Strategic Realignment Plan Announced with Anticipated Sale of Club Monaco
•Quarterly Dividend Reinstated in the First Quarter of Fiscal 2022 at $0.6875 Per Share, In-Line with Pre-Pandemic Levels

NEW YORK--(BUSINESS WIRE)--May 20, 2021-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of ($1.01) on a reported basis and $0.38 on an adjusted basis, excluding restructuring-related and other charges, for the fourth quarter of Fiscal 2021. This compared to earnings per diluted share of ($3.38) on a reported basis and ($0.68) on an adjusted basis, excluding restructuring-related and other charges, for the fourth quarter of Fiscal 2020.
For Fiscal 2021, earnings per diluted share was ($1.65) on a reported basis and $1.70 on an adjusted basis, excluding restructuring-related and other charges. This compared to earnings per diluted share of $4.98 on a reported basis and $6.56 on an adjusted basis, excluding restructuring-related and other charges, for the full year of Fiscal 2020.
The Company also announced that its Board of Directors approved to reinstate its regular quarterly cash dividend on the Company's Common Stock, previously suspended due to the COVID-19 pandemic. The quarterly cash dividend is $0.6875 per share for a total annual dividend amount of $2.75 per share. The next quarterly dividend is payable on July 9, 2021 to shareholders of record at the close of business on June 25, 2021.
"This has been a year of profound challenge and reflection – both for our company and for communities around the world. For us, it was a reminder of the importance of staying true to our core vision — anchored in the ideas of timelessness and authenticity — while embracing new ways of connecting with people," said Ralph Lauren, Executive Chairman & Chief Creative Officer. "As we begin to heal from a year marked by pain and division, we believe the kind of luxury we stand for — one that is inclusive and marked by a spirit of togetherness, optimism and love — is what people are craving."
"This fiscal year, we fundamentally repositioned our company for long-term success – accelerating our digital and marketing capabilities, eliminating structural headwinds, focusing our brand portfolio and realigning our cost structure – all while continuing our brand elevation journey around the world," said Patrice Louvet, President & Chief Executive Officer. "In the fourth quarter, our teams demonstrated incredible resilience, leading us to achieve better than expected operating results across all regions as our brand resonated with new and existing consumers. Looking ahead, even as the environment remains volatile, with the strength of our brand, our teams and operational position, we are confident in our ability to deliver sustainable long-term growth and value creation in Fiscal 2022 and beyond."

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Key Achievements in Fiscal 2021

As we continued to navigate a volatile global retail environment, we delivered the following highlights across our strategic priorities in the fourth quarter and full year Fiscal 2021:

•Win Over a New Generation of Consumers
◦Accelerated marketing investments to 44% growth in the fourth quarter as we drove high-impact digital campaigns, reactivated in-person activities, and shifted spend from the first three quarters of the year due to COVID lockdowns. Highlights from the quarter included our Spring ’21 Collection digital experience featuring a livestream concert with Janelle Monáe, CLOT x Polo Ralph Lauren collaboration with Edison Chen, and debut sponsorship of the Australian Open
◦For the full year Fiscal 2021, marketing increased to 6.0% of total revenues, up from 4.5% last year, to support our brand elevation and drive consumer engagement, resulting in accelerated growth in global brand awareness and purchase intent
◦Strategically shifted investments toward innovative digital campaigns, including our Ralph Lauren x Bitmoji Collection with over 1 billion try-ons on Snapchat, virtual concert experience featuring Chance the Rapper, global Farfetch launch, and our 360º holiday campaigns emphasizing our core Ralph Lauren values
•Energize Core Products and Accelerate Under-Developed Categories
◦Average unit retail (AUR) across our direct-to-consumer network grew 30% in the fourth quarter and 26% for full year Fiscal 2021, with underlying growth of about 20% excluding unusual COVID mix impacts. All geographies exceeded our long-term targets of low- to mid-single digit annual AUR growth, led by more than 20% growth in both North America and Europe as we accelerated our brand elevation initiatives this year
◦Leveraged the breadth of our lifestyle brand to tailor our product to changing consumer preferences by region, including expanding our high-potential underdeveloped categories such as outerwear and fleece and prudently building back into new seasonal assortments as consumer demand strengthens and evolves
◦Expanded into new digital platforms including the launch of The Lauren Look, our first subscription apparel rental service, offering consumers an innovative new channel to experience, engage and ultimately shop the Lauren Ralph Lauren brand as they build their personal wardrobes in a rapidly evolving retail landscape
•Drive Targeted Expansion in Our Regions and Channels
◦Delivered sequential improvement across all geographies in the fourth quarter led by Asia and Europe, despite further government-mandated restrictions due to COVID-19 in both regions. North America comps strengthened into the end of the period, inflecting to positive 3% growth in the fourth quarter
◦Strong momentum in the Chinese mainland, with fourth quarter sales increasing 145% to last year in constant currency as we lapped significant impact from COVID-19 and increasing more than 70% compared to fourth quarter Fiscal 2019

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•Lead with Digital
◦Global digital revenue accelerated across both owned and wholesale digital channels and across all geographies in the fourth quarter, with owned digital sales increasing 52% to last year and total digital ecosystem sales up more than 60%
◦Operating margins in our owned digital business expanded more than 1,000 basis points to last year for both the fourth quarter and full year. Digital operating margins were accretive to total company margin rate, with similar improvement across all regions
•Operate with Discipline to Fuel Growth
◦Adjusted operating expenses decreased 4% to last year in the fourth quarter and 16% for the full year, driven by savings across compensation related expenses, rent and occupancy, travel and other expenses
◦Exceeded our lead time targets with approximately two thirds of our products on lead times of 6 months or less, versus our long-term target of 50% by Fiscal 2023 and compared to 20% in Fiscal 2016
◦Concluded our brand portfolio review with a definitive agreement to sell Club Monaco to Regent, enabling our teams to focus our resources and talent on our core brands as part of our Next Great Chapter elevation strategy

Fourth Quarter Fiscal 2021 Income Statement Review

Net Revenue. In the fourth quarter of Fiscal 2021, revenue increased 1% to $1.3 billion on a reported basis and was down 3% in constant currency. Foreign currency favorably impacted revenue growth by approximately 370 basis points in the fourth quarter.

Revenue performance for the Company’s reportable segments in the fourth quarter compared to the prior year period was as follows:

•North America Revenue. North America revenue in the fourth quarter decreased 10% to $569 million, including adverse impacts related to COVID-19 business disruptions across distribution channels. North America wholesale revenue was down 22% to last year. In retail, comparable store sales in North America were up 3%, including a 25% increase in digital commerce partly offset by a 2% decline in brick and mortar stores.

•Europe Revenue. Europe revenue in the fourth quarter increased 5% to $370 million on a reported basis and decreased 4% in constant currency to last year, reflecting adverse impacts related to COVID-19 business disruptions across channels. In retail, comparable store sales in Europe were down 45%, driven by a 65% decrease in brick and mortar stores partly offset by a 79% increase in digital commerce. Europe wholesale revenue increased 41% on a reported basis and 29% in constant currency.

•Asia Revenue. Asia revenue in the fourth quarter increased 35% to $289 million on a reported basis and 28% in constant currency. Comparable store sales in Asia increased 23%, with a 21% increase in our brick and mortar stores and a 59% increase in digital commerce.

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Gross Profit. Gross profit for the fourth quarter of Fiscal 2021 was $783 million and gross margin was 60.8%. On an adjusted basis, gross margin was 62.9% compared to 59.1% in the prior year period. Foreign currency favorably impacted gross margin by 80 basis points in the fourth quarter. Gross margin expansion was primarily driven by AUR growth across all regions as well as favorable channel and geographic mix shifts. An estimated 80 basis points of this quarter’s gross margin expansion was driven by unusual geographic and channel mix shifts due to COVID.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2021 were $809 million on a reported basis, including $43 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $765 million, down 4% to prior year, primarily driven by savings from compensation-related expenses, rent and occupancy and other discretionary expenses.

Adjusted operating expense rate was 59.5%, compared to 62.5% in the prior year period, excluding restructuring-related and other charges.

Operating Income (Loss). Operating loss for the fourth quarter of Fiscal 2021 was $26 million on a reported basis, including restructuring-related and other charges of $70 million, and operating margin was (2.0%). Adjusted operating income was $44 million, compared to adjusted operating loss of $43 million for the fourth quarter of Fiscal 2020, excluding restructuring-related and other charges from both periods.
Foreign currency favorably impacted operating margin by 130 basis points in the fourth quarter.

•North America Operating Income. North America operating income in the fourth quarter was $69 million on a reported basis and $89 million on an adjusted basis. Adjusted North America operating margin was 15.6%, compared to adjusted operating margin of 10.1% for the fourth quarter of Fiscal 2020.

•Europe Operating Income. Europe operating income in the fourth quarter was $69 million on a reported basis and $70 million on an adjusted basis. Adjusted Europe operating margin was 18.9%, compared to 13.8% for the fourth quarter of Fiscal 2020. Foreign currency favorably impacted adjusted operating margin rate by 120 basis points in the fourth quarter.

•Asia Operating Income. Asia operating income in the fourth quarter was $28 million on a reported basis. On an adjusted basis, Asia operating income was $26 million. Adjusted Asia operating margin was 9.1%, compared to 3.5% for the fourth quarter of Fiscal 2020. Foreign currency favorably impacted adjusted operating margin rate by 190 basis points in the fourth quarter.

Net Income (Loss) and EPS. On a reported basis, net loss in the fourth quarter of Fiscal 2021 was $74 million or ($1.01) per diluted share. On an adjusted basis, net income was $28 million, or $0.38 per diluted share. This compared to a net loss of $249 million, or ($3.38) per diluted share on a reported basis, and net loss of $50 million, or ($0.68) per diluted share on an adjusted basis, for the fourth quarter of Fiscal 2020.

In the fourth quarter of Fiscal 2021, the Company had an effective tax rate of approximately (110%) on a reported basis and 18% on an adjusted basis. This compared to a reported and adjusted effective tax rate of approximately 13% and (28%), respectively, in the prior year period. The increase in our adjusted effective tax rate was primarily driven by the absence of liabilities for uncertain tax positions taken in the fourth quarter of Fiscal 2020 as well as the unfavorable impact related to provision to return and other adjustments in the fourth quarter of Fiscal 2021.

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Full Year Fiscal 2021 Income Statement Review

Net Revenues. For Fiscal 2021, revenue decreased 29% to $4.4 billion on a reported basis and decreased 30% in constant currency, driven primarily by widespread COVID-related shutdowns and other disruptions throughout the year. Foreign currency favorably impacted revenue growth by approximately 130 basis points in the fourth quarter.

•North America Revenue. For Fiscal 2021, North America revenue decreased 37% to $2.0 billion.

•Europe Revenue. For Fiscal 2021, Europe revenue decreased 29% to $1.2 billion on a reported basis. In constant currency, revenue decreased 32%.

•Asia Revenue. For Fiscal 2021, Asia revenue increased 1% to $1.0 billion on a reported basis. In constant currency, revenue decreased 2%.

Gross Profit. Gross profit for Fiscal 2021 was $2.9 billion on a reported basis and gross margin was 65.0%. On an adjusted basis, gross margin was 65.7%, 380 basis points higher than the prior year, excluding non-routine inventory-related charges from both periods. Foreign currency favorably impacted gross margin by 20 basis points in Fiscal 2021. An estimated 150 basis points of this year’s gross margin expansion was driven by unusual geographic and channel mix shifts due to COVID.

Operating Expenses. For Fiscal 2021, operating expenses were $2.9 billion on a reported basis, including $225 million in restructuring-related and other charges. On an adjusted basis, operating expenses were $2.7 billion, down 16% to prior year. Adjusted operating expense rate was 60.9%, 930 basis points above Fiscal 2020, excluding restructuring-related and other charges from both periods.

Operating Income (Loss). Operating loss for Fiscal 2021 was $44 million, including restructuring-related and other charges of $254 million. On an adjusted basis, operating income was $211 million compared operating income of $632 million for the prior year period, excluding restructuring-related and other charges from both periods.

•North America Operating Income. North America operating income in Fiscal 2021 was $334 million and operating margin was 16.8% on a reported basis, including restructuring-related and other charges. On an adjusted basis, North America operating income in Fiscal 2021 was $347 million and operating margin was 17.4%, compared to 19.1% in Fiscal 2020.

•Europe Operating Income. Europe operating income in Fiscal 2021 was $189 million and operating margin was 16.2% on a reported basis, including restructuring-related and other charges. On an adjusted basis, Europe operating income in Fiscal 2021 was $202 million and operating margin was 17.3%, compared to 23.3% in Fiscal 2020.

•Asia Operating Income. Asia operating income in Fiscal 2021 was $148 million and operating margin was 14.4% on a reported basis, including restructuring-related and other charges. On an adjusted basis, Asia operating income in Fiscal 2021 was $150 million and operating margin was 14.6%, compared to 14.4% in Fiscal 2020.

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Net Income (Loss) and EPS. In Fiscal 2021, net loss was $121 million or ($1.65) per diluted share on a reported basis. On an adjusted basis, net income was $127 million, or $1.70 per diluted share. This compared to a net income of $384 million, or $4.98 per diluted share on a reported basis, and net income of $506 million, or $6.56 per diluted share on an adjusted basis for Fiscal 2020.

For Fiscal 2021, the Company had an effective tax rate of approximately (62%) on a reported basis and 29% on an adjusted basis. This compared to a reported and adjusted effective tax rate of approximately (18%) and 22%, respectively, in the prior year.

Balance Sheet and Cash Flow Review

The Company ended Fiscal 2021 with $2.8 billion in cash and investments and $1.6 billion in total debt, compared to $2.1 billion and $1.2 billion, respectively, at the end of Fiscal 2020. Inventory at the end of Fiscal 2021 was $759 million, up 3% compared to the prior year period.

The Company had $108 million in capital expenditures in Fiscal 2021, compared to $270 million in the prior year period. The decrease was primarily due to lower spending during the pandemic, compared to higher spending related to the Company's office consolidation in the prior year period.

Fiscal 2021 Strategic Realignment Plan Update

As previously announced, a strategic review has been underway to support future growth and profitability and to create a sustainable cost structure. The review process includes the evaluation of Ralph Lauren's: (i) team organizational structures and ways of working; (ii) real estate footprint and related costs across corporate offices, distribution centers, and direct-to-consumer retail and wholesale doors; and (iii) brand portfolio.

Previously announced actions related to the Fiscal 2021 Strategic Realignment Plan included a reduction of the Company's global workforce in Fiscal 2021, transitioning the Chaps brand to a fully licensed business model, plans to further right-size and consolidate corporate offices and distribution centers and identifying up to 10 stores subject to potential closures through Fiscal 2022.

The Company concluded the final stage of the plan with its brand portfolio review. On May 13th, the Company announced a definitive agreement to sell Club Monaco to Regent, L.P. The move will better position Ralph Lauren to focus its resources on its core brands as part of its Next Great Chapter elevation strategy. Club Monaco revenues were approximately $100 million in Fiscal 2021 and $210 million in Fiscal 2020, prior to the pandemic.

Updates to Ralph Lauren Board of Directors

Mr. Joel Fleishman, after twenty-two years of service on our Board of Directors, will not stand for reelection for his term set to expire at the end of July at the 2021 Annual Meeting of Stockholders. We are grateful for Mr. Fleishman's commitment, leadership and significant contributions to the Company.

In addition, effective after the 2021 Annual Meeting, Mr. Hubert Joly, Former Chairman and Chief Executive Officer of Best Buy Co., Inc. and Chair of our Finance Committee, has been appointed to serve as the Board’s new Lead Independent Director replacing Mr. Frank Bennack. Mr. Bennack will continue to serve on our Board.

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Full Year Fiscal 2022 and First Quarter Outlook

The Company continues to note the ongoing uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for further resurgences of the pandemic across various markets. The full year Fiscal 2022 and first quarter guidance excludes restructuring-related and other charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2022, the Company expects constant currency revenues to increase approximately 20% to 25% to last year on a 52-week comparable basis. The 53rd week is expected to contribute approximately 140 basis points to revenue growth. Foreign currency is expected to negatively impact revenue growth by approximately 50 to 70 basis points in Fiscal 2022.

The Company expects operating margin for Fiscal 2022 of about 11.0%, an increase of approximately 620 basis points on a reported basis. Operating margin expansion is expected to be driven by operating expense leverage, while gross margin is expected to be down 40 to 60 basis points as mix normalizes. About 150 basis points of the 380 basis points of gross margin expansion in the prior year were driven by unusual COVID-related mix benefits due to significant store closures across regions.

For the first quarter, revenues are expected to increase approximately 140% to 150% in constant currency to last year. Foreign currency is expected to positively impact revenue growth by approximately 250 basis points. This outlook reflects confirmed government-mandated lockdowns and other COVID-related restrictions across several key markets, notably in Europe and Japan. The Company's current outlook could be negatively impacted if government-mandated lockdowns or restrictions are extended or more severe measures are applied. First quarter results include the operating performance of Club Monaco, with the sale expected to be completed by the end of the quarter.

Operating margin for the first quarter is expected in the range of 7.0% to 7.5% with significant operating expense leverage more than offsetting gross margin contraction. Gross margin is expected to contract approximately 575 basis points to last year as the Company laps unusual COVID-related mix benefits from the prior year, when the majority of our stores across North America and Europe were closed.

The full year Fiscal 2022 tax rate is expected to be in the range of 26% to 27%, assuming a continuation of current tax laws. First quarter of Fiscal 2022 tax rate is expected to be about 22% to 24%.

The Company is planning capital expenditures for Fiscal 2022 of approximately $250 million to $275 million.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 20, 2021, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter 2021 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M.

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Eastern, Thursday, May 20, 2021 through 6:00 P.M. Eastern, Thursday, May 27, 2021 by dialing 203-369-2038 or 866-516-0674 and entering passcode 5531.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, and Chaps, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, strategic plans, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from our decision to significantly reduce our global workforce during Fiscal 2021, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, civil and political unrest such as the recent protests in the U.S., and diplomatic tensions

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between the U.S. and China; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, as well as the trade agreement reached in December 2020 between the United Kingdom and the European Union, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to our human capital; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Audited)

	March 27, 2021	March 28, 2020
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,579.0	$1,620.4
Short-term investments	197.5	495.9
Accounts receivable, net of allowances	451.5	277.1
Inventories	759.0	736.2
Income tax receivable	54.4	84.8
Prepaid expenses and other current assets	166.6	160.8
Total current assets	4,208.0	3,375.2
Property and equipment, net	1,014.0	979.5
Operating lease right-of-use assets	1,239.5	1,511.6
Deferred tax assets	283.9	245.2
Goodwill	934.6	915.5
Intangible assets, net	121.1	141.0
Other non-current assets	86.4	111.9
Total assets	$7,887.5	$7,279.9

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$—	$475.0
Current portion of long-term debt	—	299.6
Accounts payable	355.9	246.8
Income tax payable	50.6	65.1
Current operating lease liabilities	302.9	288.4
Accrued expenses and other current liabilities	875.4	717.1
Total current liabilities	1,584.8	2,092.0
Long-term debt	1,632.9	396.4
Long-term operating lease liabilities	1,294.5	1,568.3
Income tax payable	118.7	132.7
Non-current liability for unrecognized tax benefits	91.4	88.9
Other non-current liabilities	560.8	308.5
Total liabilities	5,283.1	4,586.8
Equity:
Common stock	1.3	1.3
Additional paid-in-capital	2,667.1	2,594.4
Retained earnings	5,872.9	5,994.0
Treasury stock, Class A, at cost	(5,816.1)	(5,778.4)
Accumulated other comprehensive loss	(120.8)	(118.2)
Total equity	2,604.4	2,693.1
Total liabilities and equity	$7,887.5	$7,279.9

Net Cash & Investments(a)	$1,143.6	$945.3
Cash & Investments(a)	2,776.5	2,116.3

(a) The Company's investments were all classified as short-term for all periods presented.

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	March 27, 2021	March 28, 2020
	(millions, except per share data)
North America	$569.0	$629.3
Europe	370.1	353.4
Asia	289.4	213.7
Other non-reportable segments	58.5	77.7
Net revenues	1,287.0	1,274.1
Cost of goods sold	(504.1)	(679.7)
Gross profit	782.9	594.4
Selling, general, and administrative expenses	(755.2)	(852.2)
Impairment of assets	(60.3)	(9.9)
Restructuring and other charges	6.9	(16.1)
Total other operating expenses, net	(808.6)	(878.2)
Operating loss	(25.7)	(283.8)
Interest expense	(13.9)	(4.8)
Interest income	2.2	5.9
Other income (expense), net	2.1	(4.5)
Loss before income taxes	(35.3)	(287.2)
Income tax benefit (provision)	(38.8)	38.2
Net loss	$(74.1)	$(249.0)
Net loss per common share:
Basic	$(1.01)	$(3.38)
Diluted	$(1.01)	$(3.38)
Weighted average common shares outstanding:
Basic	73.6	73.7
Diluted	73.6	73.7
Dividends declared per share	$—	$0.6875

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RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Audited)

	Twelve Months Ended
	March 27, 2021	March 28, 2020
	(millions, except per share data)
North America	$1,992.4	$3,140.5
Europe	1,165.9	1,632.2
Asia	1,027.5	1,017.2
Other non-reportable segments	215.0	369.9
Net revenues	4,400.8	6,159.8
Cost of goods sold	(1,539.4)	(2,506.5)
Gross profit	2,861.4	3,653.3
Selling, general, and administrative expenses	(2,638.5)	(3,237.5)
Impairment of assets	(96.0)	(31.6)
Restructuring and other charges	(170.5)	(67.2)
Total other operating expenses, net	(2,905.0)	(3,336.3)
Operating income (loss)	(43.6)	317.0
Interest expense	(48.5)	(17.6)
Interest income	9.7	34.4
Other income (expense), net	7.6	(7.4)
Income (loss) before income taxes	(74.8)	326.4
Income tax benefit (provision)	(46.3)	57.9
Net income (loss)	$(121.1)	$384.3
Net income (loss) per common share:
Basic	$(1.65)	$5.07
Diluted	$(1.65)	$4.98
Weighted average common shares outstanding:
Basic	73.5	75.8
Diluted	73.5	77.2
Dividends declared per share	$—	$2.75

12

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Audited)

	Twelve Months Ended
	March 27, 2021	March 28, 2020
	(millions)
Cash flows from operating activities:
Net income (loss)	$(121.1)	$384.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	247.6	269.5
Deferred income tax expense (benefit)	35.6	(168.8)
Non-cash stock-based compensation expense	72.7	100.6
Non-cash impairment of assets, including equity method investment	96.0	38.7
Bad debt expense (benefit)	(27.6)	58.7
Other non-cash charges (benefits)	1.8	(2.3)
Changes in operating assets and liabilities:
Accounts receivable	(143.0)	57.6
Inventories	3.7	72.3
Prepaid expenses and other current assets	5.2	58.2
Accounts payable and accrued liabilities	296.8	(64.3)
Income tax receivables and payables	(37.8)	(42.5)
Deferred income	(3.2)	—
Other balance sheet changes	(45.8)	(7.4)
Net cash provided by operating activities	380.9	754.6
Cash flows from investing activities:
Capital expenditures	(107.8)	(270.3)
Purchases of investments	(704.6)	(1,289.7)
Proceeds from sales and maturities of investments	1,007.2	2,240.4
Proceeds from sale of property	—	20.8
Settlement of net investment hedges	3.7	—
Other investing activities	(3.5)	0.9
Net cash provided by investing activities	195.0	702.1
Cash flows from financing activities:
Proceeds from credit facility borrowings	—	475.0
Repayments of credit facility borrowings	(475.0)	—
Proceeds from the issuance of long-term debt	1,241.9	—
Repayments of long-term debt	(300.0)	—
Payments of finance lease obligations	(13.9)	(13.6)
Payments of dividends	(49.8)	(203.9)
Repurchases of common stock, including shares surrendered for tax withholdings	(37.7)	(694.8)
Other financing activities	(8.7)	(0.9)
Net cash provided by (used in) financing activities	356.8	(438.2)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	25.5	(15.2)
Net increase in cash, cash equivalents, and restricted cash	958.2	1,003.3
Cash, cash equivalents, and restricted cash at beginning of period	1,629.8	626.5
Cash, cash equivalents, and restricted cash at end of period	$2,588.0	$1,629.8

13

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 27, 2021	March 28, 2020	March 27, 2021	March 28, 2020
	(millions)
Net revenues:
North America	$569.0	$629.3	$1,992.4	$3,140.5
Europe	370.1	353.4	1,165.9	1,632.2
Asia	289.4	213.7	1,027.5	1,017.2
Other non-reportable segments	58.5	77.7	215.0	369.9
Total net revenues	$1,287.0	$1,274.1	$4,400.8	$6,159.8

Operating income (loss):
North America	$69.4	$(79.6)	$334.0	$456.0
Europe	68.5	4.4	189.3	336.3
Asia	27.6	(10.8)	148.2	124.8
Other non-reportable segments	(5.2)	—	32.4	85.2
	160.3	(86.0)	703.9	1,002.3
Unallocated corporate expenses	(192.9)	(181.7)	(577.0)	(618.1)
Unallocated restructuring and other charges	6.9	(16.1)	(170.5)	(67.2)
Total operating income (loss)	$(25.7)	$(283.8)	$(43.6)	$317.0

14

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	March 27, 2021
	Three Months Ended	Twelve Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	25%	11%
Excluding digital commerce	(2%)	(40%)
Total North America	3%	(30%)

Europe:
Digital commerce	79%	56%
Excluding digital commerce	(65%)	(55%)
Total Europe	(45%)	(43%)

Asia:
Digital commerce	59%	54%
Excluding digital commerce	21%	(7%)
Total Asia	23%	(6%)

Total Ralph Lauren Corporation	(4%)	(29%)

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	March 27, 2021	March 28, 2020	As Reported	Constant Currency
	(millions)
North America	$569.0	$629.3	(9.6%)	(9.7%)
Europe	370.1	353.4	4.7%	(3.9%)
Asia	289.4	213.7	35.4%	27.9%
Other non-reportable segments	58.5	77.7	(24.7%)	(24.7%)
Net revenues	$1,287.0	$1,274.1	1.0%	(2.7%)

	Twelve Months Ended		% Change
	March 27, 2021	March 28, 2020	As Reported	Constant Currency
	(millions)
North America	$1,992.4	$3,140.5	(36.6%)	(36.6%)
Europe	1,165.9	1,632.2	(28.6%)	(31.8%)
Asia	1,027.5	1,017.2	1.0%	(1.8%)
Other non-reportable segments	215.0	369.9	(41.9%)	(41.9%)
Net revenues	$4,400.8	$6,159.8	(28.6%)	(29.9%)

15

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	March 27, 2021					March 28, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$303.8	$97.8	$268.9	$22.6	$693.1	$291.3	$160.3	$194.1	$32.2	$677.9
Wholesale	265.2	272.3	20.5	4.2	562.2	338.0	193.1	19.6	4.2	554.9
Licensing	—	—	—	31.7	31.7	—	—	—	41.3	41.3
Net revenues	$569.0	$370.1	$289.4	$58.5	$1,287.0	$629.3	$353.4	$213.7	$77.7	$1,274.1

	Twelve Months Ended
	March 27, 2021					March 28, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,214.1	$517.1	$968.4	$80.2	$2,779.8	$1,727.3	$874.6	$948.0	$191.0	$3,740.9
Wholesale	778.3	648.8	59.1	12.4	1,498.6	1,413.2	757.6	69.2	10.8	2,250.8
Licensing	—	—	—	122.4	122.4	—	—	—	168.1	168.1
Net revenues	$1,992.4	$1,165.9	$1,027.5	$215.0	$4,400.8	$3,140.5	$1,632.2	$1,017.2	$369.9	$6,159.8

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RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	March 27, 2021	March 28, 2020
North America
Ralph Lauren Stores	40	41
Polo Factory Stores	193	189
Total Directly Operated Stores	233	230
Concessions	1	2

Europe
Ralph Lauren Stores	32	30
Polo Factory Stores	60	64
Total Directly Operated Stores	92	94
Concessions	29	29

Asia
Ralph Lauren Stores	79	67
Polo Factory Stores	72	65
Total Directly Operated Stores	151	132
Concessions	616	619

Other
Club Monaco Stores	72	74
Club Monaco Concessions	4	4

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	151	138
Polo Factory Stores	325	318
Club Monaco Stores	72	74
Total Directly Operated Stores	548	530
Concessions	650	654

Global Licensed Stores and Concessions
Total Licensed Stores and Concessions	282	250

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RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 27, 2021
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,287.0	$—	$1,287.0
Gross profit	782.9	26.4	809.3
Gross profit margin	60.8%		62.9%
Total other operating expenses, net	(808.6)	43.4	(765.2)
Operating expense margin	62.8%		59.5%
Operating income (loss)	(25.7)	69.8	44.1
Operating margin	(2.0%)		3.4%
Other non-operating expense, net	(9.6)	—	(9.6)
Income (loss) before income taxes	(35.3)	69.8	34.5
Income tax benefit (provision)	(38.8)	32.7	(6.1)
Effective tax rate	(110.1%)		17.8%
Net income (loss)	$(74.1)	$102.5	$28.4
Net income (loss) per diluted common share	$(1.01)		$0.38
Weighted average common shares outstanding - Diluted	73.6		75.1

SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$69.4	$19.4	$88.8
Operating margin	12.2%		15.6%
Europe	68.5	1.5	70.0
Operating margin	18.5%		18.9%
Asia	27.6	(1.1)	26.5
Operating margin	9.5%		9.1%
Other non-reportable segments	(5.2)	17.4	12.2
Operating margin	(8.8%)		21.1%
Unallocated corporate expenses and restructuring & other charges	(186.0)	32.6	(153.4)
Total operating income (loss)	$(25.7)	$69.8	$44.1

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RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	March 27, 2021
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$4,400.8	$—	$4,400.8
Gross profit	2,861.4	29.3	2,890.7
Gross profit margin	65.0%		65.7%
Total other operating expenses, net	(2,905.0)	225.1	(2,679.9)
Operating expense margin	66.0%		60.9%
Operating income (loss)	(43.6)	254.4	210.8
Operating margin	(1.0%)		4.8%
Other non-operating expense, net	(31.2)	—	(31.2)
Income (loss) before income taxes	(74.8)	254.4	179.6
Income tax provision	(46.3)	(6.3)	(52.6)
Effective tax rate	(61.9%)		29.3%
Net income (loss)	$(121.1)	$248.1	$127.0
Net income (loss) per diluted common share	$(1.65)		$1.70
Weighted average common shares outstanding - Diluted	73.5		74.7

SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$334.0	$12.8	$346.8
Operating margin	16.8%		17.4%
Europe	189.3	12.4	201.7
Operating margin	16.2%		17.3%
Asia	148.2	1.6	149.8
Operating margin	14.4%		14.6%
Other non-reportable segments	32.4	17.2	49.6
Operating margin	15.1%		23.1%
Unallocated corporate expenses and restructuring & other charges	(747.5)	210.4	(537.1)
Total operating income (loss)	$(43.6)	$254.4	$210.8

19

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	March 28, 2020
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,274.1	$—	$1,274.1
Gross profit	594.4	158.5	752.9
Gross profit margin	46.7%		59.1%
Total other operating expenses, net	(878.2)	82.4	(795.8)
Operating expense margin	68.9%		62.5%
Operating loss	(283.8)	240.9	(42.9)
Operating margin	(22.3%)		(3.4%)
Other non-operating income (expense), net	(3.4)	7.1	3.7
Loss before income taxes	(287.2)	248.0	(39.2)
Income tax benefit (provision)	38.2	(49.5)	(11.3)
Effective tax rate	13.3%		(28.3%)
Net loss	$(249.0)	$198.5	$(50.5)
Net loss per diluted common share	$(3.38)		$(0.68)
Weighted average common shares outstanding - Diluted	73.7		73.7

SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$(79.6)	$142.8	$63.2
Operating margin	(12.6%)		10.1%
Europe	4.4	44.6	49.0
Operating margin	1.2%		13.8%
Asia	(10.8)	18.4	7.6
Operating margin	(5.1%)		3.5%
Other non-reportable segments	—	18.8	18.8
Operating margin	—%		24.2%
Unallocated corporate expenses and restructuring & other charges	(197.8)	16.3	(181.5)
Total operating loss	$(283.8)	$240.9	$(42.9)

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RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Twelve Months Ended
	March 28, 2020
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$6,159.8	$—	$6,159.8
Gross profit	3,653.3	159.5	3,812.8
Gross profit margin	59.3%		61.9%
Total other operating expenses, net	(3,336.3)	155.2	(3,181.1)
Operating expense margin	54.2%		51.6%
Operating income	317.0	314.7	631.7
Operating margin	5.1%		10.3%
Other non-operating income, net	9.4	7.1	16.5
Income before income taxes	326.4	321.8	648.2
Income tax benefit (provision)	57.9	(199.9)	(142.0)
Effective tax rate	(17.7%)		21.9%
Net income	$384.3	$121.9	$506.2
Net income per diluted common share	$4.98		$6.56
Weighted average common shares outstanding - Diluted	77.2		77.2

SEGMENT INFORMATION - OPERATING INCOME:
North America	$456.0	$143.2	$599.2
Operating margin	14.5%		19.1%
Europe	336.3	44.7	381.0
Operating margin	20.6%		23.3%
Asia	124.8	21.7	146.5
Operating margin	12.3%		14.4%
Other non-reportable segments	85.2	31.2	116.4
Operating margin	23.0%		31.4%
Unallocated corporate expenses and restructuring & other charges	(685.3)	73.9	(611.4)
Total operating income	$317.0	$314.7	$631.7

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RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for net inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations, with the exception of a $7.1 million impairment of an equity method investment during the fourth quarter of Fiscal 2020, which is recorded within other income (expense), net. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statement of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)Adjustments for the three months ended March 27, 2021 include (i) charges of $32.5 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $17.5 million primarily related to underperforming stores as a result of on-going store portfolio evaluation and $0.3 million related to certain previously exited real estate locations for which the related lease agreement has not yet expired; (iii) inventory-related charges of $26.4 million related to adverse impacts associated with COVID-19 business disruptions; (iv) benefit of $10.0 million related to COVID-19-related bad debt reserve adjustments; and (v) other charges of $3.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Our income tax provision for the three months ended March 27, 2021 reflected tax effects for the pre-tax charges described above, as well as incremental tax expense of $52.6 million primarily related to a decrease in net operating loss carryback under the CARES Act and an increase for valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions.

(c)Adjustments for the twelve months ended March 27, 2021 include (i) charges of $236.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) benefit of $41.4 million related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $17.5 million related to underperforming stores identified through its on-going store portfolio evaluation and adverse impacts associated with COVID-19 business disruptions, and $9.1 million related to certain previously exited real estate locations for which the related lease agreement has not yet expired; (iv) inventory-related charges of $21.0 million related to adverse impacts associated with COVID-19 business disruptions; and (v) other charges of $11.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Our income tax provision for the twelve months ended March 27, 2021 reflected tax effects for the pre-tax charges described above, as well as incremental tax expense of $33.7 million primarily related to a valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions and $13.8 million related to international tax legislation enacted in connection with the European Union's anti-tax avoidance directive, partially offset by an income tax benefit of $0.9 million primarily due to a net operating loss carryback under the CARES Act.

22

(d)Adjustments for the three months ended March 28, 2020 include (i) inventory-related charges of $157.3 million and bad debt expense of $56.4 million, both related to adverse impacts associated with COVID-19 business disruptions; (ii) charges of $16.9 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (iii) additional impairment of assets of $7.7 million related to underperforming stores as a result of on-going store portfolio evaluation and $7.1 million related to an equity method investment; and (iv) other charges of $2.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a charge of $11.2 million recorded in connection with Swiss tax reform.

(e)Adjustments for the twelve months ended March 28, 2020 include (i) inventory-related charges of $157.3 million and bad debt expense of $56.4 million, both related to adverse impacts associated with COVID-19 business disruptions; (ii) charges of $48.5 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (iii) additional impairment of assets of $22.9 million related to underperforming stores as a result of on-going store portfolio evaluation and $7.1 million related to an equity method investment; and (iv) other charges of $29.6 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet and rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $122.9 million recorded in connection with Swiss tax reform.

NON-U.S. GAAP FINANCIAL MEASURES

Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements

23

prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company's full year Fiscal 2022 and first quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of approximately $65 million to $115 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com

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